Exhibit 107

Calculation of Filing Fee Table
FORM S-1
(Form Type)
Nuwellis, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock(3)	Rule 457(o)	$5,750,000.00	0.00015310	$880.33
Equity	Series A Warrants(4)	Other	-	-	-
Equity	Shares of Common Stock issuable upon exercise of Series A Warrants	Rule 457(o)	$11,500,000.00	0.00015310	$1,760.65
Equity	Series B Warrants(4)	Other	-	-	-
Equity	Shares of Common Stock issuable upon exercise of Series B Warrants	Rule 457(o)	$5,750,000.00	0.00015310	$880.33
Equity	Pre-Funded Warrants(3)(4)	Other	-	-	-
Equity	Shares of Common Stock issuable upon exercise of Pre-Funded Warrants(3)	Rule 457(o)	-	-	-
Equity	Representative Warrants(4)	Other	-	-	-
Equity	Shares of Common Stock issuable upon exercise of Representative Warrants(5)	Rule 457(o)	$284,625.00	0.00015310	$43.58
Total Offering Amounts			$23,284,625.00		$3,564.88
Total Fee Offsets					-
Net Fee Due					$3,564.88

(1)	Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions. Includes the price of additional shares of Common Stock, and/or Series A Warrants and/or Series B Warrants that may be issued upon exercise of the option granted to the underwriters to cover overallotments, if any.

(3)
The proposed maximum aggregate offering price of the Common Stock, par value $0.0001 (“Common Stock”), will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the shares of common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,750,000.

(4)	No fee pursuant to Rule 457(g) of the Securities Act.

(5)
The registrant has agreed to issue upon the closing of this offering, warrants (the “Representative Warrants”) to the representative entitling it to purchase up to 3% of the number of shares of common stock and pre-funded warrants sold in this offering. The exercise price of the Representative Warrants is equal to 165% of the public offering price of the securities offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Representative Warrants is $284,625, which is equal to 165% of $172,500 (3% of $5,750,000).